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                                                                   EXHIBIT 10.14

On October 13, 2005, the Board approved amendments to its director compensation package. As amended, directors of the Company will receive the following compensation during 2006:

Annual Retainer                                                                        $40,000

Compensation for each Board or committee meeting attended                               $1,500
(subject to a 75% in-person attendance requirement)

Annual retainer for Chairman of the Audit Committee                                    $15,000

Annual retainer for Chairman of the Compensation Committee and the Corporate
Governance and Nominating Committee                                                    $10,000

Annual retainer for Lead Director                                                       $5,000